As  filed with  the Securities  and Exchange  Commission on  August 4, 2000.
                                           Registration No. 333 -
  ============================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                           ----------------------
                                  FORM S-3
                           Registration Statement
                                   Under
                         The Securities Act of 1933
                         --------------------------
                             ARVINMERITOR, INC.

           (Exact name of registrant as specified in its charter)

             INDIANA                            38-3354643
   (State or other jurisdiction of              (I.R.S employer
   incorporation or organization)               identification number)

                            2135 WEST MAPLE ROAD
                          TROY, MICHIGAN 48084-7186
                               (248) 435-1000
            (Address, including zip code, and telephone number,
      including area code, of registrant's principal executive offices)

                             VERNON G. BAKER, II
            SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                             ARVINMERITOR, INC.
                            2135 WEST MAPLE ROAD
                          TROY, MICHIGAN 48084-7186
                               (248) 435-1000
          (Name, address, including zip code, and telephone number,
                 including area code, of agent for service)

                               WITH A COPY TO:
                            Frederick L. Hartmann
                            Schiff Hardin & Waite
                              6600 Sears Tower
                        Chicago, Illinois 60606-6473
                               (312) 258-5000
                        ----------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME TO TIME AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                       CALCULATION OF REGISTRATION FEE

                                                                         Proposed             Proposed
                                                        Amount            maximum              maximum
           Title of each class of securities            to be         offering price          aggregate              Amount of
                    to be registered                  registered      per share (1)      offering price (1)      registration fee
           ---------------------------------          ----------      --------------     ------------------      ----------------

       Common Stock, $1 par value (including           378,000            $15.72             $5,942,160               $1,569
       associated preferred share purchase
       rights)

     ===================================================================================================================

     (1)      Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the
              Securities Act of 1933, as amended, based on $15.72, the average of the high and low sales prices reported on the New York Stock Exchange on August 1, 2000.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.







                 SUBJECT TO COMPLETION - DATED AUGUST __, 2000

   PROSPECTUS

                              ARVINMERITOR, INC.

                                378,000 Shares
                          Common Stock, $1 Par Value

                        ARVINMERITOR, INC. SAVINGS PLAN

        This Prospectus relates to shares of common stock of ArvinMeritor, Inc. which may be offered and sold under the ArvinMeritor, Inc. Savings Plan to Plan participants who ceased to be employees of Arvin
   Industries, Inc. and its subsidiaries on or prior to July 7, 2000.

        Our common stock is traded on the New York Stock Exchange under the symbol "ARM". On August 1, 2000, the closing sale price of the common stock on the New York Stock Exchange was $15.50 per share.

        The mailing address and telephone number of ArvinMeritor's principal executive offices are: 2135 West Maple Road, Troy, Michigan 48084-7186; telephone: (248) 435-1000.

        This Prospectus should be retained for future reference.

                  __________________________________________

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                  __________________________________________

                The date of this Prospectus is August __, 2000

   The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

   You should rely only on the information provided or incorporated by reference in this Prospectus. The information in this Prospectus is accurate as of the date on these documents, and you should not assume that it is accurate as of any other date.







                              TABLE OF CONTENTS

                                                                     Page
                                                                     ----

   ARVINMERITOR, INC.  . . . . . . . . . . . . . . . . . . . . . . .    4

   WHERE YOU CAN FIND MORE INFORMATION . . . . . . . . . . . . . . .    5

   ARVINMERITOR, INC. SAVINGS PLAN PROSPECTUS  . . . . . . . . . . .    6

   APPENDIX DATED JULY 19, 2000 TO PROSPECTUS AND SUMMARY PLAN
   DESCRIPTION DATED SEPTEMBER 6, 1997 . . . . . . . . . . . . . . .    7

   APPENDIX DATED SEPTEMBER 6, 1997 TO PROSPECTUS AND SUMMARY PLAN
   DESCRIPTION DATED SEPTEMBER 6, 1997 . . . . . . . . . . . . . . .   11

   ARVIN INDUSTRIES, INC. SAVINGS PLAN PROSPECTUS AND SUMMARY PLAN
   DESCRIPTION DATED SEPTEMBER 12, 1997  . . . . . . . . . . . . . .   13

   1.   INTRODUCTION . . . . . . . . . . . . . . . . . . . . . . . .   13

   2.   ELIGIBILITY  . . . . . . . . . . . . . . . . . . . . . . . .   13

   3.   DEPOSITS . . . . . . . . . . . . . . . . . . . . . . . . . .   13

        What deposits are made into my Savings Plan accounts?  . . .   13
        3.1  Regular Deposits  . . . . . . . . . . . . . . . . . . .   13
        3.2  Optional Deposits . . . . . . . . . . . . . . . . . . .   14
        3.3  Matching Contributions  . . . . . . . . . . . . . . . .   14
        3.4  Rollover Contributions  . . . . . . . . . . . . . . . .   15
        3.5  Starting, Changing or Stopping Deposits . . . . . . . .   15

   4.   ACCOUNTS . . . . . . . . . . . . . . . . . . . . . . . . . .   15

        What accounts are my deposits put in?  . . . . . . . . . . .   15
        4.1  Taxed Deposits Account & Tax-Deferred Deposits Account    15
        4.2  Matching Contributions Account  . . . . . . . . . . . .   16
        4.3  Rollover Deposits Account . . . . . . . . . . . . . . .   16
        4.4  Arvin Equity Account  . . . . . . . . . . . . . . . . .   16
        4.5  VDEC Account  . . . . . . . . . . . . . . . . . . . . .   16

   5.   INVESTMENTS  . . . . . . . . . . . . . . . . . . . . . . . .   16

        How is my money invested once it is deposited into my
        accounts?  . . . . . . . . . . . . . . . . . . . . . . . . .   16
        5.1  Investment of Taxed Deposits, Tax-Deferred Deposits,
             and Rollover Deposits Accounts  . . . . . . . . . . . .   16
        5.2  Changing Investment Allocations . . . . . . . . . . . .   17
        5.3  Investment of Matching Contributions  . . . . . . . . .   17
        5.4  Special Rules for Arvin Stock . . . . . . . . . . . . .   17
        5.5  Arvin Savings Plan Trust  . . . . . . . . . . . . . . .   18

        5.6  Description of Investment Funds . . . . . . . . . . . .   18
        5.7  Growth Potential  . . . . . . . . . . . . . . . . . . .   20
        5.8  Vesting in Your Accounts  . . . . . . . . . . . . . . .   21

   6.   DISTRIBUTION UPON TERMINATION  . . . . . . . . . . . . . . .   21

        When do I receive the money in my Savings Plan accounts? . .   21
        6.1  Entitlement to 100% Distribution  . . . . . . . . . . .   21
        6.2  Payment Methods . . . . . . . . . . . . . . . . . . . .   21
        6.3  Lump Sum Method . . . . . . . . . . . . . . . . . . . .   22
        6.4  50% Joint and Surviving Spouse Annuity Method . . . . .   22
        6.5  Annual Installment Method . . . . . . . . . . . . . . .   22
        6.6  Optional Annuity Forms  . . . . . . . . . . . . . . . .   22
        6.7  Combination . . . . . . . . . . . . . . . . . . . . . .   23
        6.8  Rollovers . . . . . . . . . . . . . . . . . . . . . . .   23

   7.   WITHDRAWALS  . . . . . . . . . . . . . . . . . . . . . . . .   23

        Can I withdraw money from my accounts before I leave the
        Company or retire? . . . . . . . . . . . . . . . . . . . . .   23
        7.1  Withdrawal Guidelines . . . . . . . . . . . . . . . . .   23
        7.2  Withdrawals for Participants Over Age 59-1/2  . . . . .   24
        7.3  Withdrawals from Taxed Deposits and Rollover Deposits
             Accounts - Under 59-1/2 . . . . . . . . . . . . . . . .   24
        7.4  Withdrawals from Tax-Deferred Deposits Account - under
             59-1/2  . . . . . . . . . . . . . . . . . . . . . . . .   24
        7.5  Tax Penalty for Withdrawals . . . . . . . . . . . . . .   25
        7.6  Withdrawals from Matching Contributions Account . . . .   25
        7.7  Is the Withdrawal Necessary?  . . . . . . . . . . . . .   25

   8.   ENROLLMENT . . . . . . . . . . . . . . . . . . . . . . . . .   26

        How do I enroll in the Arvin Savings Plan? . . . . . . . . .   26

   9.   CLAIMING BENEFITS  . . . . . . . . . . . . . . . . . . . . .   26

        What do I do if I think I have a right to a benefit that the
        Company is denying me? . . . . . . . . . . . . . . . . . . .   26
        9.1  The Original Claim  . . . . . . . . . . . . . . . . . .   26
        9.2  If the Claim is Denied  . . . . . . . . . . . . . . . .   26

   10.  OTHER PLAN FACTS . . . . . . . . . . . . . . . . . . . . . .   27

        What else do I need to know about the Arvin Savings Plan?  .   27
        10.1 Limits on Deposits  . . . . . . . . . . . . . . . . . .   27
        10.2 Transfers . . . . . . . . . . . . . . . . . . . . . . .   27
        10.3 Non-Transferability . . . . . . . . . . . . . . . . . .   27
        10.4 Mental Incompetence . . . . . . . . . . . . . . . . . .   28
        10.5 Right to Amendment, Modification, or Termination  . . .   28
        10.6 Non-applicability of PBGC Guarantee . . . . . . . . . .   28
        10.7 "Top-heavy" provisions  . . . . . . . . . . . . . . . .   28
        10.8 Military Leave  . . . . . . . . . . . . . . . . . . . .   28

        10.9 Plan Participation not Guarantee of Employment  . . . .   29
        10.10 ERISA  . . . . . . . . . . . . . . . . . . . . . . . .   29

   11.  WHAT ARE THE FEDERAL TAX CONSEQUENCES ASSOCIATED WITH THE
        PLAN?  . . . . . . . . . . . . . . . . . . . . . . . . . . .   29

   12.  YOUR RIGHTS UNDER ERISA  . . . . . . . . . . . . . . . . . .   36

   LIMITATION OF LIABILITY . . . . . . . . . . . . . . . . . . . . .   39

   USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . .   39

   PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . .   39

   DESCRIPTION OF COMMON STOCK . . . . . . . . . . . . . . . . . . .   39

   EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39

   LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . .   40

                             ARVINMERITOR, INC.

        On July 7, 2000, Arvin Industries, Inc. ("Arvin") and Meritor Automotive, Inc. ("Meritor") merged to form a new company, ArvinMeritor, Inc. (the "Company").

        Meritor was a global manufacturer and supplier of a broad range of components and systems for commercial, specialty and light vehicle original equipment manufacturers and the aftermarket, with 68 manufacturing facilities located in 23 countries. Meritor had approximately 19,000 employees engaged in manufacturing, research, sales and administration activities at facilities located around the world. In its fiscal year ended September 30, 1999, Meritor had total sales of approximately $4.5 billion.

        Arvin was a focused international manufacturer and supplier of automotive parts with 53 manufacturing facilities and six technical centers located in 16 countries, excluding non-consolidated businesses. Arvin had approximately 17,500 employees worldwide. In its fiscal year ended January 2, 2000, Arvin had total sales of approximately $3.1 billion.

        Upon completion of the merger on July 1, 2000, the corporate existence of each of Meritor and Arvin terminated, and the business of the Company is the combined businesses previously conducted by Meritor and Arvin. The fiscal year of the Company will end on September 30 of each year.

        The Company is an Indiana corporation with its corporate headquarters in Troy, Michigan and operating headquarters around the world. The Company intends to become a premier global supplier of a broad range of integrated systems, modules and components for light vehicle, commercial truck trailer and specialty original equipment manufacturers and related aftermarkets.

        In the merger, each share of Arvin common stock was converted into the right to receive one share of Common Stock of the Company, plus $2.00 in cash. Accordingly, each share of Arvin common stock held in the Arvin Common Stock Fund under the Plan has been converted into one share of Company Common Stock, plus $2.00 in cash. The cash consideration received as part of the merger consideration that is attributable to Arvin common stock held in Matching Contributions Accounts has been invested in additional shares of Company Common Stock. The cash consideration received as part of the merger consideration that is attributable to Arvin common stock held in Tax-Deposit Accounts and Rollover Deposit Accounts has been invested in additional shares of Company Common Stock, but may be reinvested in other investment funds pursuant to a participant's investment election.

        AS A RESULT OF THE MERGER, THE ARVIN SAVINGS PLAN WAS RENAMED THE ARVINMERITOR, INC. SAVINGS PLAN. ALL REFERENCES IN THE PLAN AND THE SUMMARY PLAN DESCRIPTION TO ARVIN ARE NOW REFERENCES TO THE COMPANY AND ALL REFERENCES IN THE PLAN AND THE SUMMARY PLAN DESCRIPTION TO ARVIN COMMON STOCK ARE NOW REFERENCES TO COMMON STOCK OF THE COMPANY, PAR VALUE $1 PER SHARE ("COMMON STOCK"). EXCEPT AS DESCRIBED BELOW, ALL OF THE TERMS OF THE PLAN WILL CONTINUE TO APPLY.

                     WHERE YOU CAN FIND MORE INFORMATION

        The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at l-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

   1. The Annual Report on Form 10-K of Meritor for the fiscal year ended September 30, 1999;

   2. The Quarterly Reports on Form 10-Q of Meritor for the periods ended December 31, 1999 and March 31, 2000;

   3. The Current Reports on Form 8-K of Meritor dated April 14, 2000 and June 15, 2000;

   4.   The Current Report on Form 8-K of the Company dated July 10,
        2000;

   5. The description of our common stock contained in our Registration Statement on Form S-4/A (File No. 333-35448); and

   6. The description of our Rights contained in our Registration Statement on Form 8-A12B dated July 10, 2000.

        You may request a copy of these filings at no cost, by writing to or telephoning us at the following address:

        ArvinMeritor, Inc.
        One Noblitt Plaza
        Box No. 3000
        Columbus, Indiana 47202-3000
        Tel: (812) 379-3000
        Attn:  Director, Compensation and Benefits

        You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                 ARVINMERITOR, INC. SAVINGS PLAN PROSPECTUS

        The prospectus for the ArvinMeritor, Inc. Savings Plan includes
   (i) the Appendix dated July 19, 2000 to the Savings Plan Prospectus and Summary Plan Description dated September 12, 1997, (ii) the Appendix dated September 6, 1997 to the Savings Plan Prospectus and Summary Plan Description dated September 12, 1997, and (iii) the Savings Plan Prospectus and Summary Plan Description dated September 12, 1997.

        NOTE: REFERENCES IN THE APPENDIX DATED SEPTEMBER 6, 1997 AND THE SEPTEMBER 12, 1997 SAVINGS PLAN PROSPECTUS AND SUMMARY PLAN
   DESCRIPTION TO ARVIN AND ARVIN COMMON STOCK NOW REFER TO THE COMPANY AND THE COMPANY'S COMMON STOCK.

                                  APPENDIX


    THIS DOCUMENT CONSTITUTES PART OF A SECTION 10(A) PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

                       ARVINMERITOR, INC. SAVINGS PLAN
                      (Formerly the Arvin Savings Plan)

                        Appendix dated July 19, 2000
                                     to
                Prospectus and Summary Plan Description dated
                              September 6, 1997

        This Appendix provides certain current and updated information regarding the Plan identified above, which is fully described in the Prospectus and Summary Plan Description to which this Appendix relates. Capitalized terms in this Appendix have the same meaning assigned in the Prospectus and Summary Plan Description.

   MERGER

   Effective July 7, 2000, Meritor Automotive, Inc. ("Meritor") and Arvin Industries, Inc. ("Arvin") merged to form a new company, ArvinMeritor, Inc. (the "Company"). As a result of the merger, the Arvin Savings Plan was renamed the ArvinMeritor Savings Plan. All references in the Plan and the Summary Plan Description to Arvin common stock are now references to common stock of the Company, par value $1 per share ("Common Stock"). Except as described below, all of the terms of the Plan will continue to apply.

   In the merger, each share of Arvin common stock was converted into the right to receive one share of Common Stock of the Company, plus $2.00 in cash. Accordingly, each share of Arvin common stock held in the Arvin Common Stock Fund under the Plan has been converted into one share of Company Common Stock, plus $2.00 in cash. The cash consideration received as part of the merger consideration that is attributable to Arvin common stock held in Matching Contributions Accounts has been invested in additional shares of Company Common Stock. The cash consideration received as part of the merger consideration that is attributable to Arvin common stock held in Tax-Deposit Accounts and Rollover Deposit Accounts has been invested in additional shares of Company Common Stock, but may be reinvested in other investment funds pursuant to the participant's investment election.

   FINANCIAL INFORMATION

   Certain information regarding the performance of the Funds described below has been extracted from materials provided to Arvin and the Company by the Funds. Neither Arvin nor ArvinMeritor has made any independent review of the accuracy of this information and, accordingly, makes no warranty or representation concerning this information. Performance information related to an investment in the Funds will be updated periodically and can be obtained from the ArvinMeritor Retirement Service Center.

   Stable Value Fund
   -----------------

   The Fund has experienced annual returns, after deduction for Fund expenses and asset based fees, of 6.5%, 6.3%, 6.2% and 1.5% for 1997, 1998, 1999 and year to date through March 31, 2000; respectively. Additional information is included in its annual report and product description, copies of which can be obtained from the ArvinMeritor Retirement Service Center.

   Dodge & Cox Balanced Fund
   -------------------------

   The Fund has experienced annual returns, after deduction for Fund expenses and asset based fees, of 21.4%, 6.7%, 12.0% and 1.3% for 1997, 1998, 1999 and year to date through March 31, 2000; respectively. Additional information is included in its annual report and prospectus, copies of which can be obtained from the ArvinMeritor Retirement Service Center.

   S&P 500 Stock Index Fund
   ------------------------

   The Fund has experienced annual returns, after deduction for Fund expenses and asset based fees, of 33.5%, 28.5%, 21.0% and 2.3% for 1997, 1998, 1999 and year to date through March 31, 2000; respectively. Additional information is included in its annual report and prospectus, copies of which can be obtained from the ArvinMeritor Retirement Service Center.

   Franklin Small Cap Growth Fund
   ------------------------------

   The Fund has experienced annual returns, after deduction for Fund expenses and asset based fees, of 15.8%,-0.2%, 96.9% and 13.7% for 1997, 1998, 1999 and year to date through March 31, 2000; respectively. Additional information is included in its annual report and prospectus, copies of which can be obtained from the ArvinMeritor Retirement Service Center.

   Templeton Foreign I Fund
   ------------------------

   The Fund has experienced annual returns, after deduction for Fund expenses and asset based fees, of 6.7%,-4.8%, 39.3% and -5.7% for 1997, 1998, 1999 and year to date through March 31, 2000; respectively. Additional information is included in its annual report and prospectus, copies of which can be obtained from the ArvinMeritor Retirement Service Center.

   Common Stock Fund
   -----------------

   The Fund, based on Arvin Common Stock, has experienced annual returns, after deduction for Fund expenses and asset based fees and inclusion of dividends, of 38.2%, 27.8%, -30.3% and -19.3% for 1997,
   1998, 1999 and year to date through March 31, 2000; respectively. Effective as of July 7, 2000, the Fund performance will be based on the Company Common Stock.

   AVAILABLE INFORMATION

   The Company has filed a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering up to 378,000 shares of its Common Stock, to be offered and sold under the Plan to Plan participants who ceased to be employees of Arvin and its subsidiaries in or prior to July 7, 2000.

   The Company will provide, without charge, to each person eligible to participate in the Plan, upon written or oral request, (i) a copy of any of the documents which are incorporated by reference in the Registration Statement, other than the exhibits to such documents (unless such exhibits are specifically incorporated by reference into the information that the Registration Statement incorporates) and (ii) a copy of its Annual Report to Shareholders for its most recent fiscal year. The documents incorporated by reference in the Registration Statement are hereby specifically incorporated by reference in this Prospectus. Request for copies of such documents should be directed to the Director, Compensation and Benefits, at ArvinMeritor, Inc. One Noblitt Plaza, Box No. 3000, Columbus, Indiana 47202-3000, telephone
   (812) 379-3000.

   GENERAL INFORMATION ABOUT THE PLAN

   Name of Plan:                      ArvinMeritor, Inc. Savings Plan

   Name and addresses of employers    ArvinMeritor, Inc.
   whose employees are covered by     One Noblitt Plaza
   the plan:                          Box No. 3000
                                      Columbus, Indiana 47202-3000

                                      A list of participating
                                      subsidiaries, including addresses
                                      and employer identification
                                      numbers, may be obtained from the
                                      Plan Administrator.

   Employer identification number     38-3354643
   of ArvinMeritor, Inc.

   Plan number:                       003

   Type of plan:                      Defined Contribution Savings Plan

   Fiscal year of the plan            January 1 through December 31
   the plan year):

   Plan Administrator:                Administrative Committee
                                      ArvinMeritor, Inc.
                                      One Noblitt Plaza
                                      Box No. 3000
                                      Columbus, Indiana  47202-3000

   Plan Trustee:                      Northern Trust Company
                                      50 South LaSalle Street
                                      Ninth Floor
                                      Chicago, Illinois 60675

   Agent for legal services:          Service of legal process may be
                                      made upon the plan administrator or
                                      the plan trustee.

   NOTE: REFERENCES IN THIS APPENDIX TO THE SAVINGS PLAN PROSPECTUS AND SUMMARY PLAN DESCRIPTION TO ARVIN AND ARVIN COMMON STOCK NOW REFER TO THE COMPANY AND THE COMPANY'S COMMON STOCK.

                                  APPENDIX


     THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES
         THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

                             ARVIN SAVINGS PLAN

                      Appendix dated September 6, 1997
                                     to
                Prospectus and Summary Plan Description dated
                              September 6, 1997

        This Appendix provides certain current information regarding the Plan identified above, which is fully described in the Prospectus and Summary Plan Description to which this Appendix relates. Capitalized terms in this Appendix have the same meaning assigned in the Prospectus and Summary Plan Description.

   FINANCIAL INFORMATION

   Certain information regarding the performance of the Funds described below has been extracted from materials prepared by and supplied to Arvin by the Funds. Arvin has not made any independent review of the accuracy of this information and, accordingly, makes no warranty or representation concerning this information. Performance information related to an investment in the Funds will be updated periodically and can be obtained from the Arvin Retirement Service Center.

   Stable Value Fund
   -----------------

   The Fund has experienced annual returns, after deduction for Fund expenses and asset based fees, of 6.9%, 6.9%, 6.0% and 3.2% for 1994, 1995, 1996 and year to date through June 30, 1997; respectively. Additional information is included in its annual report and product description, copies of which can be obtained from the Arvin Retirement Service Center.

   Dodge & Cox Balanced Fund
   -------------------------

   The Fund has experienced annual returns, after deduction for Fund expenses and asset based fees, of 2.0%, 28.1%, 14.9% and 12.2% for 1994, 1995, 1996 and year to date through June 30, 1997; respectively. Additional information is included in its annual report and prospectus, copies of which can be obtained from the Arvin Retirement Service Center.

   S&P 500 Stock Index Fund
   ------------------------

   The Fund has experienced annual returns, after deduction for Fund expenses and asset based fees, of 1.1%, 37.2%, 22.8% and 20.3% for 1994, 1995, 1996 and year to date through June 30, 1997; respectively. Additional information is included in its annual report and prospectus, copies of which can be obtained from the Arvin Retirement Service Center.

   Franklin Small Cap Growth Fund
   ------------------------------

   The Fund has experienced annual returns, after deduction for Fund expenses and asset based fees, of 9.0%, 39.6%, 27.1% and 7.9% for 1994, 1995, 1996 and year to date through June 30, 1997; respectively. Additional information is included in its annual report and prospectus, copies of which can be obtained from the Arvin Retirement Service Center.

   Templeton Foreign I Fund
   ------------------------

   The Fund has experienced annual returns, after deduction for Fund expenses and asset based fees, of 0.4%, 11.2%, 18.0% and 11.2% for 1994, 1995, 1996 and year to date through June 30, 1997; respectively. Additional information is included in its annual report and prospectus, copies of which can be obtained from the Arvin Retirement Service Center.

   Arvin Common Stock Fund
   -----------------------

   The Fund has experienced annual returns, after deduction for Fund expenses and asset based fees and inclusion of dividends, of -25.8%, -26.3%, 55.2% and 16.3% for 1994, 1995, 1996 and year to date through
   June 30, 1997; respectively.

     NOTE:  REFERENCES IN THIS DOCUMENT TO ARVIN AND ARVIN COMMON STOCK
          NOW REFER TO THE COMPANY AND THE COMPANY'S COMMON STOCK.


       ARVIN INDUSTRIES, INC. SAVINGS PLAN PROSPECTUS AND SUMMARY PLAN
                    DESCRIPTION DATED SEPTEMBER 12, 1997

   1.   INTRODUCTION

        The Savings Plan is for salaried employees of Arvin and Arvin's participating affiliates and subsidiaries. It was first introduced in 1973. Since that time it has been amended to make its provisions more responsive to your savings needs.

        The Savings Plan encourages you to save a part of your pay for long-range financial goals, such as additional retirement income. As you save, your employer will also contribute money for your future, with some distinct tax advantages not possible if you were paid the additional money as part of your normal wages. All money in the Savings Plan is invested in accordance with your general direction in funds managed by professional investment managers - again with some tax advantages you might not enjoy if you were handling the investments by yourself

        In short, the Savings Plan helps you save for your future with some benefits not available through a personal savings program, such as a bank savings account or a credit union.

   PARTICIPATION IN THE SAVINGS PLAN IS ENTIRELY VOLUNTARY.   IN
   CONSIDERING WHETHER OR NOT TO PARTICIPATE IN THE SAVINGS PLAN,
   ELIGIBLE EMPLOYEES SHOULD KEEP IN MIND THAT INVESTING IN SECURITIES INVOLVES A CERTAIN RISK OF LOSS THE VALUE OF ANY COMMON STOCK OR OTHER SECURITIES TO BE PURCHASED WITH SAVINGS PLAN CONTRIBUTIONS MAY GO DOWN

   AS WELL AS UP, AND ARVIN CANNOT AND DOES NOT ASSUME ANY RESPONSIBILITY FOR POSSIBLE LOSSES BECAUSE OF SUCH PRICE FLUCTUATIONS.

   2.   ELIGIBILITY

        You become eligible to participate in the Savings Plan when you become employed as a salaried employee of Arvin or by any of the participating subsidiaries and divisions

   3.   DEPOSITS
        What deposits are made into my Savings Plan accounts?

        3.1  Regular Deposits

        The first type of deposit, a Regular Deposit, comes directly from your paychecks. After you determine what your savings needs are, you decide whether to deposit 1%, 2%, 3%, 4%, 5%, or 6% of your pay into your account. Your deposits will automatically be deducted from your paychecks.

        For purposes of the Savings Plan, your pay includes salary, commissions, bonuses, and overtime. It does not include reimbursed or nonreimbursed expenses and extraordinary nonrecurring income nor does it include compensation earned before a merger or consolidation with the Company by a person who becomes an employee because of the merger or consolidation.

        3.2  Optional Deposits

        If you want to save more than 6% of your pay through the Savings Plan, you may make Optional Deposits. Optional Deposits, like Regular Deposits, are automatically deducted from your paychecks. You decide the value of Optional Deposits as well. They may be from 1% to 10% of your yearly pay (in whole percent increments). When Optional Deposits are combined with Regular Deposits, they allow you to save a total of up to 16% of your pay through the Savings Plan.

        If you authorize something less than 10% of your pay as Optional Deposits, once a year you may make a lump sum payment to bring your total Optional Deposits year-to-date to the maximum 10% allowed by the plan subject to IRS regulations or limitations on maximum contributions, provided that under no circumstances can the lump sum payment (when aggregated with your other deposits and Company contributions) exceed 25% of your adjusted Savings Plan year compensation.

        3.3  Matching Contributions

        Each calendar quarter the Company will match your Regular
        Deposits (but not Optional Deposits) at the following rate. (You will be notified if the rate is changed.):

        Your Regular Deposit Rate:    Company Matching Contributions:
             First 2%                           100%
             Second 1% or 2%                     65%
             Third 1% or 2%                      30%

        Thus, for example, if you contribute 6% the Company will match with 3.9%.

        You are eligible for a quarterly Matching Contribution from the Company in every calendar quarter in which you make Regular Deposits, as long as the deposits have not been withdrawn as of the last day of the same quarter. You will also receive a Matching Contribution for such calendar quarter in which you retire, die or become disabled even if you are not employed on the last day of the same quarter. Matching Contributions are credited to your account as of the last day of the quarter. Matching contributions are invested in Arvin Common Stock.

        3.4  Rollover Contributions

        If you participated in another qualified savings plan before enrolling in the Savings Plan, you may be permitted to make rollover contributions from that plan to the Savings Plan. For more information, you should check with the Arvin Retirement Service Center.

        3.5  Starting, Changing or Stopping Deposits

        When you decide to enroll in the Savings Plan, you decide what percentage of your pay your Regular Deposits will be. You may choose to make Optional Deposits at this time as well, or you can wait and have them start at the beginning of a later payroll period. To start your Optional Deposits later, you must contact the Arvin Retirement Service Center before the start of the payroll period in which you want the change to take place.

        You may change the percentage of your Regular Deposits and Optional Deposits as of the beginning of a payroll period. You may stop making Regular Deposits altogether as of the beginning of a payroll period. If you do, your Optional Deposits will stop at the same time. You may also stop just your Optional Deposits, and your Regular Deposits will continue. To make any of these changes, you must contact the Arvin Retirement Service Center.

        If you want to resume Regular Deposits or Optional Deposits, you must contact the Arvin Retirement Service Center.

   4.   ACCOUNTS
        What accounts are my deposits put in?

        4.1  Taxed Deposits Account & Tax-Deferred Deposits Account

        You may elect for your Regular Deposits and/or Optional Deposits to be made before income tax ("Before Tax Contributions") or to be made after being subject to income taxes ("After Tax
        Contributions").

        If your Regular Deposits and/or your Optional Deposits are After Tax Contributions, they will be deposited in your Taxed Deposits Account. If your Regular Deposits and/or your Optional Contributions are Before Tax Contributions, they will be deposited in your Tax-Deferred Deposits Account. As long as the money remains deposited in your Tax-Deferred Deposits Account, you do not pay taxes on it or on its earnings (subject to certain distribution requirements more fully described in Section 7).

        You do, however, pay taxes on the money when you choose to withdraw it from your Tax-Deferred Deposits Account.

        You decide if your Regular and Optional Deposits are Before Tax Contributions, After Tax Contributions or a combination of the two. Also, if you choose to make a yearly lump sum Optional Deposit instead of or in addition to having Optional Deposits deducted from your paychecks, that one yearly Optional Deposit must be an After Tax Contribution. For more information, check with the Arvin Retirement Service Center.

        4.2  Matching Contributions Account

        The Matching Contributions that the Company makes are deposited into your Matching Contributions Account.

        4.3  Rollover Deposits Account

        If you are permitted to make rollover contributions to the Savings Plan from another tax qualified plan, these deposits are made into your Rollover Deposits Account. For more information, you should check with the Arvin Retirement Service Center.

        4.4  Arvin Equity Account

        Certain participants who were also participants in the Arvin Retirement Plan for Salaried Employees ("Salaried Retirement Plan") on September 1, 1985 had monies equal to the present value of their Salaried Retirement Plan accrued benefits transferred to the Savings Plan. These amounts are invested in Arvin Common Stock. Payout of a participant's Arvin Equity Account will generally be paid in the form of an annuity (which may be paid directly from the Salaried Retirement Plan). More information as to this Account may be obtained from the Arvin Retirement Service Center.

        4.5  VDEC Account

        The VDEC Account is credited with tax deductible employee contributions made before April 15, 1988. The VDEC Account is invested entirely in Arvin Common Stock.

   5.   INVESTMENTS
        How is my money invested once it is deposited into my accounts?

        5.1 Investment of Taxed Deposits, Tax-Deferred Deposits, and Rollover Deposits Accounts

        Your Taxed Deposits, Tax-Deferred Deposits, and Rollover Deposits Accounts will be invested in one or more of a number of investment funds chosen by the Plan Administrator.

        You decide how your Deposits are to be invested. You can allocate your investment in 5% increments among the funds made available by the Company. You decide how you want all of your currently existing Accounts to be invested and how you want all of your future Deposits to be invested. You will receive a quarterly statement updating you on the status of your accounts.

        For more information about your investment fund options, contact the Arvin Retirement Service Center.

        5.2  Changing Investment Allocations

        You can change the way your various Deposit Accounts are invested by filing an election form with the Plan Administrator. You can choose to transfer 5% increments (up to 100%) of each of your Deposit Accounts from any fund to any other fund or funds.

        You can change, in 5% increments, the way your future Deposits are invested. By following the Savings Plan procedures, you may elect to have future Deposits to your Taxed Deposits and Tax-Deferred Deposits Accounts invested in any of the investment funds in 50 0 increments or exclusively in one of the funds.

        5.3  Investment of Matching Contributions

        All of the Company's deposits in your Matching Contributions Account will be invested in Arvin Common Stock as part of the Arvin Common Stock Fund. The value of the Matching Contributions Account will depend on the market value of the Arvin Common Stock. Because the price of the Arvin Common Stock can go up or down, the value of your Matching Contributions Account may go up or down also.

        5.4  Special Rules for Arvin Stock

        After you reach age 60, you will be permitted to transfer amounts invested in the Arvin Common Stock to another fund by notifying the Plan Administrator. The amount which may be transferred is limited to the following amount:

             First Year          20%
             Second Year         25%
             Third Year          33 1/3%
             Fourth Year         50%
             Fifth Year          100%

        As a holder of Arvin Common Stock, you have the right to tell the trustee how to vote the shares of Arvin Common Stock in your Savings Plan Accounts on each matter brought before an annual or special stockholders meetings of Arvin. The trustee will give you a proxy before the meeting so that you can make your voting election. The trustee is required to keep your voting instructions in strict confidence and may not divulge them to anyone, including officers or employees of Arvin.

        5.5  Arvin Savings Plan Trust

        Your Deposits and Matching Contributions are held in the Arvin Savings Plan Trust. The trustee currently, the Northern Trust Company, invests your Deposits as you direct, in the multiple investment funds offered through the Savings Plan. The trustee invests Matching Contributions in Arvin Common Stock. The value of your Accounts will vary from time to time, not only because of additional deposits and contributions that are made to them, but also because of the investment activity of the trust fund. In other words, your investments can earn gains and suffer losses. Your Accounts in the Savings Plan are credited with your share of investment gains and losses.

        5.6  Description of Investment Funds

        The Savings Plan offers a number of investment options (or "Funds") for your Before Tax and After Tax Contributions, each offering varying degrees of risk. You can spread your Before Tax and After Tax Contributions and Matching Contributions among the investment Funds in any combination of five percent (5%) multiples that you choose. A description of the Funds is set forth below:


        Stable Value Fund
        -----------------

        This Fund's primary goal is the stability and safety of principal, with a secondary goal of achieving a high current rate of return. The Fund invests in fixed income securities including, but not limited to, U.S. Treasury and Agency
        Securities, asset-backed securities and guaranteed investment contracts. Since stability of principal is the primary objective, this Fund is considered to have a low risk profile.

        Dodge & Cox Balanced Fund
        -------------------------

        This Fund seeks to balance the multiple objectives of regular income, conservation of principal and an opportunity for long-term growth of principal. The term balanced fund refers to the allocation of investments between equity and fixed income securities (excluding any securities issued by Arvin Industries, Inc.). The Fund is considered to have a moderate risk profile.

        S&P 500 Stock Index Fund
        ------------------------

        The objective of the Fund is to mirror the investment returns of the Standard & Poor s 500 Index Fund. While this fund invests solely in common stock, it is reasonably well diversified. As such, the Fund exhibits moderate to high risk characteristics.

        Franklin Small Cap Growth Fund
        ------------------------------

        The objective of this Fund is to attain long-term capital growth by investing in equity securities of small capitalization growth companies. The conditions which give these companies high growth potential also make them more risky. Thus, this Fund is considered a high risk investment.

        Templeton Foreign I Fund
        ------------------------

        This Fund seeks primarily long term capital growth by investment outside the United States. While the fund invests primarily in common stock, it may also invest in preferred stock and fixed income securities. Since the Fund's assets are spread over multiple countries and currencies, the investment profile is one of a well diversified equity portfolio. As such, this Fund is considered a moderate to high risk investment.

        Arvin Common Stock Fund
        -----------------------

        The goal of this Fund is to buy and hold common stock of Arvin Industries, Inc. with dividends reinvested. Since this Fund invests solely in the equity of one company, it is expected to exhibit more volatility than a diversified equity portfolio and is therefore considered a high risk investment. Arvin's Common Stock is listed on the New York Stock Exchange. Purchases of shares of Common Stock under the Savings Plan will normally be made as soon as practicable after the receipt by the Trustee of Employer or participant contributions which are to be invested in the Arvin Common Stock Fund. Purchases or sales of Common Stock will also normally be made as soon as practicable after the receipt of an election by a participant to transfer amounts to or from the Arvin Common Stock Fund. Each such purchase or sale will be made at the market price for the Common Stock as quoted on the New York Stock Exchange at the time of such purchase or sale. The Company may also make contributions of Common Stock to the Common Stock Fund. The contribution will be made at the market price on the date of such contribution.

        More detailed information about performance of each investment option is contained in the Appendix to this Summary Plan
        Description and in each Fund's prospectus or annual report. You should read these documents carefully before making any decisions about investing in the Funds.

        5.7  Growth Potential

        To give you an idea of how much your investments in the Arvin Savings Plan could grow, the following example has been developed, using the following assumptions:

        -    Your Regular Deposits total $1,000 per year.
        - The Company matches those Regular Deposits at 65% or $250 per year.
        -    Your investment returns average 7% per year.
        -    You invest in the Arvin Savings Plan for 40 years.

                   Starting           Regular           Matching            Year End                             Total with
      Year          Balance  +        Deposit  +         Deposit   =           Total  +       Interest   =         Interest
      ----         --------  -        -------  -        --------   -        --------  -       --------   -       ----------
           1             --  +      $1,000.00  +         $650.00   =       $1,650.00  +         $57.75   =        $1,707.75
           2      $1,707.75  +      $1,000.00  +         $650.00   =       $3,357.75  +        $177.29   =        $3,535.04
           3      $3,535.04  +      $1,000.00  +         $650.00   =       $5,185.04  +        $305.20   =        $5,490.25
           4      $5,490.25  +      $1,000.00  +         $650.00   =       $7,140.25  +        $422.07   =        $7,582.31
           5      $7,582.31  +      $1,000.00  +         $650.00   =       $9,232.31  +        $588.51   =        $9,820.82
          10     $20,455.41  +      $1,000.00  +         $650.00   =      $22,105.41  +      $1,489.63   =       $23,595.04
          15     $38,510.60  +      $1,000.00  +         $650.00   =      $40,160.60  +      $2,753.49   =       $42,914.09
          20     $63,833.93  +      $1,000.00  +         $650.00   =      $65,483.93  +      $4,526.12   =       $70,010.05
          25     $99,351.21  +      $1,000.00  +         $650.00   =     $101,001.21  +      $7,012.33   =      $108,013.54
          30    $149,166.04  +      $1,000.00  +         $650.00   =     $150,816.04  +     $10,499.37   =      $161,315.41
          35    $219,033.91  +      $1,000.00  +         $650.00   =     $220,683.91  +     $15,390.12   =      $236,074.03
          40    $317,927.21  +      $1,000.00  +         $650.00   =     $318,677.21  +     $22,249.65   =      $340,926.86

   In this example, even though only $40,000 of the employee's pay was deposited into the employee s accounts, the Company's Matching Contributions and investments allowed those savings to grow to over $340,900. OF COURSE, THERE IS NO GUARANTEE THAT THE RETURN WILL BE 7%. RETURNS COULD BE HIGHER OR LOWER, AND THERE COULD EVEN BE INVESTMENT LOSSES.

        5.8  Vesting in Your Accounts

   From the first day of your Savings Plan participation, you always have the full right to the value of all of your Accounts. This means you are fully vested in your deposits, plus or minus investment gains or losses. However, all contributions are subject to the withdrawal restrictions for active employees discussed in Section 8:
   WITHDRAWALS.

   6.   DISTRIBUTION UPON TERMINATION
        When do I receive the money in my Savings Plan accounts?

        6.1  Entitlement to 100% Distribution

        You (or your beneficiary) will become immediately entitled to distribution of 100% of your Accounts if any of the following events happen:

        *    you leave the Company before you reach age 60,

        *    you reach age 60 and retire from the Company

        * if the Plan Administrator determines that you have become disabled because of a mental or physical incapacity resulting from personal injury or sickness, and you are unable to perform work at your regular job, or

        *    you die.

        The Plan Administrator will make a final determination on questions of disability, after reviewing medical evidence it considers necessary.

        The government requires that distribution begin no later that than the April 1st following the later of the calendar year in which your employment is terminated or in which you reach age 70-1/2.

        6.2  Payment Methods

        If you want to name someone other than your spouse as your beneficiary, your spouse must give consent by signing the election form in the presence of an authorized Savings Plan representative or notary. If you die while you are still actively employed, your beneficiary will receive the amounts held in your Accounts. Except for the Arvin Equity Account, the normal form of distribution because of death is a lump sum.

        If you leave the Company for a reason other than disability, retirement or death, you will receive your Taxed Deposits, Tax-Deferred Deposits, Matching Contributions and VDEC Accounts in a lump sum distribution as soon as practicable after your termination. However, distribution will not be made before you reach age 70-1/2 without your prior consent if the value of your Accounts exceeds $3,500 or, beginning January 1, 1998, $5,000. If the value of your account is less than $3,500, or, if applicable, $5,000, your Accounts will be distributable as soon as practicable after your termination of employment.

        The value credited to the Arvin Common Stock Fund will be paid to you in cash or shares of Common Stock in accordance with your election.

        If you either retire after reaching age 60 or become disabled and you do not want payments to be made by the normal method, you may reject it in writing and choose another method. During a reasonable period of time before you become eligible for benefits, you will have the opportunity to discuss the different methods of payment available to you.

        6.3  Lump Sum Method

        Under this method, the total value of your Accounts is paid to you at one time.

        6.4  50% Joint and Surviving Spouse Annuity Method

        Under this method, the total value of your Accounts is used to
        purchase an annuity   a contract   from an insurance company.
        The annuity will pay you a monthly income for the rest of your life. If you should die before your spouse, 50% of your payments will be continued to your surviving spouse, for the rest of his or her life.

        6.5  Annual Installment Method

        Under this method, the total value of your Accounts will be used to provide you with annual installments for a fixed period of time, with payments made directly from the trust fund. If you should die before you have received the full value of your installment benefits your beneficiary (anyone you name), will receive the balance. The balance in your Accounts will continue to share in the investment activity of the trust fund until it is paid to you in full.

        6.6  Optional Annuity Forms

        Other annuity forms available from an insurance company include:

        * Single-life Annuity, in which monthly payments are made for your lifetime only. Payments are not continued to a beneficiary after your death. This method provides you with the largest monthly payments of all the annuity methods.

        * Period-certain Annuity, in which monthly payments are made for a definite period of time, If you should die before receiving the full benefit you are entitled to, your beneficiary will receive the balance. You may not choose this option if your first annual installment payment would be less than $500.

        * Joint and Survivor Annuity, in which you receive monthly payments for life and, if you die first, your beneficiary receives a portion of your benefits for the rest of his or her life. Your beneficiary may be anyone you name, but there are limits on the percentage of your benefits that can be continued after your death if your beneficiary is not your spouse.

        If you elect the annuity form and you are married, the automatic form of annuity will be the 50% joint and surviving spouse annuity method unless your spouse consents in writing in the presence of an authorized Savings Plan representative or a notary to a different form of payment.

        Your Arvin Equity Account will generally be paid either in the single-life annuity form or, if married, joint and survivor annuity form.

        6.7  Combination

        You may combine the lump-sum method, the annual installment method, and one of the optional annuity methods.

        6.8  Rollovers

        In most cases, you will be permitted to have the taxable portion of your distribution transferred to another tax qualified retirement plan and/or individual retirement account. More information will be provided to you by your personnel department before your Savings Plan distributions begin.

   7.   WITHDRAWALS
        Can I withdraw money from my accounts before I leave the Company or retire?

        7.1  Withdrawal Guidelines

        The Savings Plan is intended for long-term savings. It is not a bank or credit union. The IRS requires penalties on withdrawals from savings plans such as this one in return for the tax advantages you get by being able to defer taxes on earnings, Before Tax Contributions and Matching Contributions.

        If you want to make a withdrawal, you must apply for the withdrawal in accordance with procedures established by the Plan Administrator. Payment will be made promptly after the application is received and if it is approved. A maximum of two withdrawals is allowed in any calendar year. Also, if you make a withdrawal, the Company will not make Matching Contributions of your Regular Deposits for the quarter in which the withdrawal is made.

        7.2  Withdrawals for Participants Over Age 59-1/2

        If you are an employee over age 59-1/2 you may withdraw deposits and earnings from both your Taxed Deposits Account and Tax-Deferred Deposits Account. If you withdraw Tax-Deferred Deposits and! or earnings, you must pay taxes on those earnings for the year in which you receive the money. Taxes cannot be postponed to retirement.

        7.3 Withdrawals from Taxed Deposits and Rollover Deposits Accounts - Under 59-1/2

        If you are an employee under age 59-1/2, you may withdraw deposits from your Taxed Deposits and Rollover Deposits Account. Withdrawal amounts will be charged against your Taxed Deposits Account first and against your Rollover Deposits Account second, Also, early withdrawal of your Rollover Deposits Account will result in taxes and may result in the penalties described in
        Section 8.5 below.

        7.4  Withdrawals from Tax-Deferred Deposits Account - under 59-
             1/2

        If you are under age 59-1/2, you may make withdrawals from your Tax-Deferred Deposits (but not earnings) in your Tax-Deferred Deposits Account in cases of "financial hardship". You will be asked to document the reasons for this type of withdrawal, and it must be approved by the Plan Administrator that acts according to IRS regulations.

        The Plan Administrator considers you to be in a state of "financial hardship" if you have an immediate and heavy financial need as a result of:

        * Post-secondary tuition expenses, including room and board, for the next twelve months for you, your spouse, or your dependent child.

        * Unreimbursed medical expense for you, your spouse, or your dependent child.

        *    Purchase of your primary residence.

        * The need to prevent your eviction from your principal residence or foreclosure on the mortgage of your principal residence.

        In determining the amount available for withdrawal, the Plan Administrator can take into account the tax consequences of the distribution.

        7.5  Tax Penalty for Withdrawals

        When you receive a withdrawal from your Tax-Deferred Deposits Account or Rollover Deposit Account, you will owe income taxes on the full value of the amount paid out of your Tax-Deferred Account or Rollover Deposit Account. In addition to ordinary income tax, tax laws generally require that you pay a 10% Penalty Tax if you receive all or part of your Tax-Deferred Deposits Account before:

        *    age 59-1/2

        *    retirement or termination on or after age 55;

        *    disability; or

        *    death.

        However, the 10% penalty tax does not apply to life-expectancy installment payments, rollovers into IRAs or other qualified plans, distributions for medical expenses over 7.5% of your income, and qualified domestic relations order payments.

        7.6  Withdrawals from Matching Contributions Account

        No withdrawals are permitted from your Matching Contributions
        Account.

        7.7  Is the Withdrawal Necessary?

        Clearly, you should think very carefully before withdrawing any money from the Savings Plan.

        * Remember, the Savings Plan is primarily designed to help you save for long term financial goals. Money withdrawn from the Savings Plan has no chance to grow through trust investment.

        * If you make a withdrawal, the Company will not make a Matching Contribution for the quarter in which the withdrawal was made.

        * If you withdraw any Before Tax Contributions, rollover contributions or earnings from the Savings Plan, you must pay taxes on those amounts in the year in which you receive the money.

        * In certain cases, tax laws impose a 10% penalty tax on withdrawals in addition to regular income taxes.

   8.   ENROLLMENT
        How do I enroll in the Arvin Savings Plan?

        If you want to participate in the Savings Plan, contact the Arvin Retirement Service Center. You will be asked at the same time to name a beneficiary - the person to whom you would like your accounts paid if you should die after you begin saving through this plan but before you become eligible for final payments. If you have been married for at least 120 days, your spouse automatically is your beneficiary. If you want to name someone other than your spouse as your beneficiary, your spouse must give consent by signing the beneficiary designation in the presence of an authorized Savings Plan representative or notary. If you are single, you may name anyone as your beneficiary, and you may change your beneficiary at a later date.

        If you do not enroll when you first become eligible, you may do so as of the first date of any subsequent payroll period.

   9.   CLAIMING BENEFITS
        What do I do if I think I have a right to a benefit that the Company is denying me?

        9.1  The Original Claim

        You (or your beneficiary) may file a claim for a benefit you feel you are entitled to receive. The claim must be in writing
        (preferably on a form provided by the Arvin Retirement Service Center) and filed with the Arvin Retirement Service Center.

        9.2  If the Claim is Denied

        You or your beneficiary will be notified in writing if a claim has been denied in whole or in part, within 90 days after it is received (unless an extension of up to 90 additional days is needed for processing). The notice will explain the reasons for the denial, referring to the Savings Plan provisions on which the denial is based and describing any additional information needed to reevaluate the claim. Information will also be included to explain how to appeal the denial. If you are not satisfied with the explanations given in the denial, you, or your beneficiary, or an authorized representative, may appeal the decision and, within 60 days after receipt of the make a written request to the Plan Administrator for a review. You, your beneficiary, or your representative may examine pertinent Savings Plan documents and submit issues and comments in writing to the Plan Administrator. The notice of its decision within 60 days after it receives the request for a review (unless an extension of time, not to exceed 60 additional days, is needed). This notice will explain the reason or reasons for the Plan Administrator's final decision and refer to the pertinent Savings Plan provisions on which the decision is based.

   10.  OTHER PLAN FACTS
        What else do I need to know about the Arvin Savings Plan?

        10.1 Limits on Deposits

        As required by law, there is a limit on your deposits and on the Company's Matching Contributions to the Savings Plan. For the most part, these limits apply to higher-paid employees. You will be notified if they affect you.

        The Internal Revenue Code sets a maximum that you can save through Before Tax Contributions. The limitation in calendar year 1997 is $9,500, and it is subject to change every year.

        10.2 Transfers

        If you are transferred to hourly status, or if you are transferred (in any employment status) to a subsidiary or a division that does not participate in the Savings Plan, you will not be able to make Regular or Optional Deposits to the Plan, and the Company will not make Matching Contributions. Your existing Account balances, however, will continue to share in the investment earnings on a tax-deferred basis.

        10.3 Non-Transferability

        When your benefit is paid to you, it is yours to use as you wish. Until that time, though, you may not sell, transfer, or promise to another person any part of your interest in your accounts. Also, your benefits generally may not be attached or become subject to a lien. However, if you become divorced or separated, certain court orders could require that part of your benefit be paid to someone else - your spouse or children, for example.
        This is known as a qualified domestic relations order. As soon as you are aware of any court proceedings which may affect your Savings Plan benefit, contact the Arvin Retirement Service Center. Similarly, the Company may not use any of the money in the trust fund for any purpose other than the sole benefit of participants and their beneficiaries.

        10.4 Mental Incompetence

        If you are declared mentally incompetent and unable to handle your own affairs, the Plan Administrator will make benefit payments to your legal representative or to a relative who is able to act on your behalf.

        10.5 Right to Amendment, Modification, or Termination

        Arvin expects the Savings Plan to be permanent, but reserves the right to amend, modify, or terminate the plan at any time. The Savings Plan might be merged or consolidated or plan assets might be transferred to another plan. You will continue to have full rights to all of your Accounts and, if your employer is still a participating employer, your participation will continue. However, if you are not employed by a participating employer after the merger, consolidation or transfer, your Savings Plan participation will end.

        10.6 Non-applicability of PBGC Guarantee

        Benefits provided by the Savings Plan are not insured under the plan termination insurance provision of the Employee Retirement Income Security Act of 1974 (ERISA). ERISA established the Pension Benefit Guaranty Corporation (PBGC) to guarantee a certain level of benefit payments if a plan covered by the insurance is terminated. The PBGC insures only defined benefit plans, plans which promise a definite amount of retirement benefit according to a formula. Defined contribution plans, such as this one, are ones in which final benefits are determined by the amounts of contributions to, and the investment activity of your accounts in the trust fund, not by a formula. For that reason, PBGC coverage is not applicable to the Savings Plan.

        10.7 "Top-heavy" provisions

        Special plan provisions go into effect if the Savings Plan becomes "top-heavy". This means more than 60% of the Savings Plan's assets are for "key employees," such as certain company officers or owners. It is unlikely that this will happen. If it does, you will be notified if it affects you.

        10.8 Military Leave

        The Plan Administrator will apply the provisions of the Uniformed Services Employment and Reemployment Rights Act of 1994 ("USERRA") with respect to any participant who is reemployed after completing covered military service in a manner consistent with the USERRA and all other applicable law and regulations.
        You should contact the personnel department as to your rights following military service.

        10.9 Plan Participation not Guarantee of Employment

        Nothing in the Savings Plan says or implies that participation is a guarantee or assurance of continued employment with the Company.

        10.10 ERISA

        Other than the funding provisions and Title IV of ERISA, the Savings Plan is subject to all the provisions of ERISA, including the participation, vesting, fiduciary responsibility and reporting and disclosure provisions which require that each participant in the Savings Plan be provided with a summary plan description. The funding provisions, which provide for minimum contributions to fund accrued pension benefits, and Title IV, which provides federal guarantees for certain pension benefits, are not applicable to profit-sharing plans, such as the Savings Plan, that have individual accounts for each participant, because the interest of each participant is always measured by the balance of his account, rather than in terms of a fixed predetermined pension benefit. The Savings Plan is an "individual account plan" because the interest of each individual is accounted for separately in the records of the Savings Plan.

   11.  WHAT ARE THE FEDERAL TAX CONSEQUENCES ASSOCIATED WITH THE PLAN?

        (a)  Tax Consequences of Contributions to the Plan.
             ---------------------------------------------

        Under existing federal income tax laws, Before Tax Contributions contributed to the Savings Plan by a Participant and your rollover contributions are not includible in the Participant's income for federal income tax purposes at the time such amounts are contributed. Similarly, any Matching Contributions made by the Company to a Participant's Accounts under the Savings Plan and any earnings (including dividends, interest income, etc.) credited to a Participant's Accounts under the Savings Plan are not included in a Participant's income for federal income tax purposes at the time such amounts are contributed or credited under the Savings Plan

        (b)  Limitation on Before Tax Contributions.
             --------------------------------------

        The Internal Revenue Code imposes limits on the annual amount of Before Tax Contributions that may be made by a Participant under the Savings Plan (or any other tax qualified plan) in a calendar year. The annual limit for 1997 is nine thousand five hundred dollars ($9,500). Participants will be informed annually of any increase in the annual limit due to the inflation adjustment permitted by the Internal Revenue Service. To the extent a Participant's Before Tax Contributions exceed the annual limit, the excess amount will be included in the Participant's gross income for the calendar year to which the Before Tax Contribution relates. If a Participant with excess Before Tax Contributions is a Participant in more than one (1) tax qualified retirement plan that permits before tax contributions, the Participant must notify each plan as to the portion of the excess to be allocated with respect to each such plan.

        (c)  In-Service Withdrawals.
             ----------------------

        A Participant who makes a withdrawal that does not qualify as a lump sum distribution (see Section 11.4 below for the definition of a "lump sum distribution") will be taxed at ordinary income tax rates on the amount by which: (i) the amount of cash and the fair market value of the Arvin Common Stock distributed to the Participant exceeds (ii) the sum of: (A) the amount of such Participant's After Tax Contributions that were made before January 1, 1987 and that have not been previously withdrawn; (B) the amount of the After Tax Contributions that were made after December 31, 1986 and that are deemed withdrawn under the "pro-rata recovery rules" described below, and (C) the excess of the fair market value of the Arvin Common Stock that is distributed to the Participant and is attributable to such Participant's After Tax Contributions (other than income on such After Tax Contributions) over the cost or other basis thereof to the Savings Plan. Under the pro-rata recovery rules, a Participant making a withdrawal is deemed to have withdrawn first any After Tax Contributions made before January 1, 1987 that have not been previously withdrawn. However, once a Participant withdraws all of his pre-1987 After Tax Contributions, any additional amounts withdrawn are allocated proportionately between the post-1986 After Tax Contributions and investment earnings attributable to After Tax Contributions. If a Participant makes a withdrawal before 2000 that qualifies as a lump sum distribution, it will be eligible for the favorable tax consequences described in paragraph (d)(v) below. The amount of a withdrawal may also be subject to a ten percent (10%) penalty tax, as described in
        Section 11.4 below, and will generally be subject to the mandatory federal income tax withholding rules described below.

        (d)  Distribution of a Participant's Entire Account Balance.
             ------------------------------------------------------

             (i)  General Rules.

             In general, a distribution (other than of amounts deemed to consist of After Tax Contributions as discussed above in
             Section 11.3) to a Participant (or a Participant's beneficiary) of his Account balance under the Savings Plan will be taxable as ordinary income in the year of receipt and may be subject to an additional ten percent (10%) penalty tax (see below). As described below, if a distribution qualifies as an "eligible rollover distribution," a Participant (or a deceased Participant's spouse) may defer current taxation of all or a part of the distribution by rolling over the taxable portion of the distribution into an IRA or, in the case of a Participant and not a spouse, another employer tax qualified plan. A distribution before 2000 that qualifies as a lump-sum distribution or includes Arvin Common Stock is subject to special tax rules, as described below.

             The Trustee is required to withhold as federal income tax twenty percent (20%) of the amount of an "eligible rollover distribution" (as defined below) made to a Participant (or spouse of a deceased Participant) unless that Participant transfers the eligible rollover distribution in a "direct rollover" to another qualified employee retirement plan that accepts rollover contributions or to an IRA. Under current law, all distributions and withdrawals from the Savings Plan to a Participant or spouse of a deceased Participant (or the former spouse of a Participant pursuant to a qualified domestic relations order) generally will be treated as "eligible rollover distributions," except for:
             (A) amounts representing After Tax Contributions; (B) if applicable, certain required minimum distributions beginning at age seventy and one-half (70-1/2); (C) periodic payments made over the Participant's lifetime, the lifetimes of the Participant and beneficiary or a period of ten (10) years or more; or (D) certain corrective distributions of Before Tax Contributions made to employees in order to comply with limits imposed by the Code.

             A Participant (or spouse) may avoid the twenty percent (20%) federal income tax withholding on an eligible rollover distribution by electing to have that eligible rollover distribution transferred by direct rollover to another qualified employee retirement plan that is a defined contribution plan and that accepts rollovers or to an IRA. On the other hand, a Participant (or spouse) who elects to receive directly an eligible rollover distribution will generally receive only eighty percent (80%) of the gross amount of that distribution. The net amount received may then be rolled over (see subparagraph
             (iv) below) into an IRA or another qualified employee retirement plan that accepts rollover contributions; however, in order to avoid current federal income tax on the gross amount of the eligible rollover distribution, the Participant or spouse would need to supply from his or her personal funds an amount equal to the twenty percent (20%) federal income tax that was withheld.

             There are several detailed rules that apply to direct rollovers of eligible rollover distributions. Each Participant (or spouse) who becomes entitled to an eligible rollover distribution will be provided with a more detailed written explanation of the federal income tax consequences of eligible rollover distributions and the circumstances in which direct rollovers, can be made.

             (ii)      Annuity Payments.

             An eligible Participant who elects on his retirement to receive any or all of his or her distribution is annual installments for 10 years or more or in the form of an annuity will be subject to federal income tax under the tax annuity rules at ordinary income rates on the excess of the amounts received over the amount of his or her After Tax Contributions, except that appreciation in value over the basis to the Savings Plan of shares of Arvin Common Stock distributed to such Participant and attributable to his or her After Tax Contributions (other than income on such contributions) will not be taxable at the time of their distribution. Under the tax annuity rules, a portion of each installment or annuity payment will be subject to tax.

             (iii)     Lump-sum Distributions.

             In general, a lump-sum distribution is a distribution of a Participant's entire Account balances under the Savings Plan (and any other tax qualified savings or thrift plan sponsored by the Company) within a single calendar year that is made on account of termination of employment, death or after the Participant attained age fifty-nine and one-half (59-1/2) or became disabled.

             (iv)      Rollovers.

             A Participant (or the spouse of a deceased Participant or a Participant's former spouse who is an alternate payee under a qualified domestic relations order) may avoid current taxation on any portion of an eligible rollover distribution that is rolled over into an IRA or another qualified employee retirement plan that accepts rollover contributions.

             A tax-free rollover is accomplished by transferring the amount being rolled over to the IRA or qualified plan not later than sixty (60) calendar days after receipt of the distribution. The rollover may include shares of Arvin Common Stock received in the distribution if the Participant (or an alternate payee spouse or the spouse of a deceased Participant) so desires. In lieu of rolling over shares of Arvin Common Stock, a Participant (or an alternate payee spouse or a deceased Participant's spouse) may sell all or a portion of such Arvin Common Stock and roll over the proceeds instead of the Arvin Common Stock, provided the rollover occurs within sixty (60) calendar days of the distribution. Even if the sales price of the Arvin Common Stock differs from the fair market value of the Arvin Common Stock on the date of distribution, no gain or loss is recognized to the extent the sales proceeds are rolled over. In certain circumstances where less than all of the proceeds from the sale of Arvin Common Stock are rolled over, it may be advantageous for tax purposes to designate the Arvin Common Stock to which the proceeds that are rolled over are attributable. Distributions to spouses of deceased Participants may only be rolled over into IRAs.

             (v)  Five (5) Year and Ten (10) Year Averaging.

             If a Participant's distribution qualifies as a lump-sum distribution and the Participant has been a Participant in the Savings Plan for at least five (5) years (the five (5) year participation requirement does not apply to beneficiaries of deceased Participants), it may qualify for tax treatment called "five (5) year averaging," which may result in significant tax savings. In general, in order to be eligible for five (5) year averaging, the Participant with respect to whom the distribution is made must have attained age fifty-nine and one-half (59-1/2) on or before the date of the distribution. The five (5) year averaging rule may be used only once with respect to a Participant. Except for the transitional rule described in the next paragraph, the special five (5) year averaging rules will no longer be available after 1999.

             There is an exception to the general rule that special treatment for lump-sum distributions is only available with respect to Participants who have attained age fifty-nine and one-half (59-1/2). If a Participant attained age fifty
             (50) by January 1, 1986, the Participant (or the Participant's beneficiary) may, in general, elect to use either the five (5) year averaging provisions (using the tax rates in effect in the year of distribution) or special ten (10) year averaging provisions (using the 1986 tax rates). Only one election is available with respect to a Participant and, if made, eliminates the ability to elect five (5) year (or ten (10) year) averaging after age fifty-nine and one-half (59-1/2).

             Amounts rolled over into an IRA are not eligible for five
             (5) year or ten (10) year averaging upon distribution from the IRA. In addition, if any part of the lump-sum distribution is rolled over into an IRA or another qualified employer retirement plan, the remainder of the distribution is not eligible for five (5) year or ten (10) year averaging.

             (vi)      Special Rules Applicable to Common Stock.

             If a distribution to a Participant or beneficiary that qualifies as a lump-sum distribution (as described above) includes Arvin Common, an amount equal to the excess (if any) of the fair market value of the Arvin Common Stock on the date of the distribution over the cost or other basis of the Arvin Common Stock to the Plan (the excess is referred to as "net unrealized appreciation") is not includible in the income of the Participant or beneficiary, unless the Participant or beneficiary elects otherwise on his income tax return.

             If net unrealized appreciation on Arvin Common Stock is excluded from the taxable income of a Participant or beneficiary under the rules described above for lump-sum distributions, the tax basis of the shares for determining taxable gain or loss upon a subsequent sale or exchange of the Arvin Common Stock is the cost or other basis of the shares to the Savings Plan. Any gain on the subsequent sale or exchange of such Arvin Common Stock is taxed as a short-term, mid-term or long-term capital gain (depending on the total time period in which the distributed shares of Arvin Common Stock was held by the Savings Plan and by the Participant or beneficiary) to the extent of, and not to exceed, any net unrealized appreciation at the time of distribution. Any additional gain in excess of the amount of net unrealized appreciation at the time of distribution is taxed as a long-term, mid-term or short-term capital gain depending on the holding period of the shares solely in the hands of the Participant or beneficiary. Any loss on a subsequent sale of Arvin Common Stock is taxed as short-term mid-term or long-term capital loss depending on the holding period of the shares in the hands of the Participant or beneficiary.

        (e)  Additional Taxes.
             ----------------

        If a Participant receives a distribution or makes a withdrawal before the Participant attains age fifty-nine and one-half (59-1/2), a ten percent (10%) additional penalty tax is imposed on the taxable portion of the distribution or withdrawal, unless the distribution or withdrawal is attributable to the disability of the Participant or occurs after the death of the Participant or after the Participant terminates his employment after attaining age fifty-five (55). The ten percent (10%) penalty tax does not apply to the extent a distribution or withdrawal does not exceed the amount of certain deductible medical expenses. The ten percent (10%) penalty tax does not apply to that part of a distribution or withdrawal that is deemed under the federal income tax laws to be After Tax Contributions. The ten percent (10%) penalty tax also will not apply if the distribution is rolled over in a timely manner, as described above.

        (f)  Special Situations.
             ------------------

        Special rules with respect to eligibility for five (5) year and ten (10) year averaging apply in certain circumstances to Participants whose Accounts under the Savings Plan are subject to qualified domestic relations orders or who return to work for an Employer after receiving a distribution and become vested in previously forfeited benefits under the Plan. You should contact the Arvin Retirement Service Center if you think these rules may apply to you.

        (g)  Tax Consequences to the Company.
             -------------------------------

        The Company is entitled to a federal income tax deduction with respect to amounts contributed by the Company to the Plan.

        (h)  Federal Estate Taxes.
             --------------------

        The balance in a Participant's Accounts attributable to Before Tax Contributions, After Tax Contributions, Matching Contributions and earnings must be included in the gross estate of the Participant for federal estate tax purposes upon his or her death. If the distributee is the Participant's spouse, to the extent of the amount included in the Participant's gross estate, an unlimited marital deduction may be available.

        (i)  Employees Should Consult Their Tax Advisors.
             -------------------------------------------

        THE DISCUSSION OF FEDERAL TAX CONSEQUENCES IS ONLY A SUMMARY, DOES NOT PURPORT TO BE COMPLETE AND, AMONG OTHER THINGS, DOES NOT COVER STATE AND LOCAL TAX TREATMENT OF PARTICIPATION IN THE SAVINGS PLAN. IN ADDITION, THE RULES REGARDING TAXATION OF DISTRIBUTION AND WITHDRAWALS ARE COMPLICATED AND CHANGE PERIODICALLY, AND DIFFERENCES IN PARTICIPANTS' FINANCIAL SITUATIONS MAY CAUSE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATION IN THE SAVINGS PLAN TO VARY. THEREFORE, EACH PARTICIPANT IN THE SAVINGS PLAN SHOULD CONSULT HIS OWN ACCOUNTANT, LEGAL COUNSEL OR OTHER FINANCIAL ADVISOR REGARDING THE TAX CONSEQUENCES OF PARTICIPATION IN THE SAVINGS PLAN.

   12.  YOUR RIGHTS UNDER ERISA

        As a Participant in the Savings Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Savings Plan Participants are entitled to:

        Examine, without charge, at the Plan Administrator's office and at other specified locations such as worksites, all Savings Plan documents, including copies of all Savings Plan documents filed by the Plan Administrator with the U.S. Department of Labor, such as detailed annual reports.

        Obtain copies of all Savings Plan documents and other Savings Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.

        Receive a summary of the Savings Plan's annual financial report. The Plan Administrator is required by law automatically to furnish each participant with a copy of this summary annual report at no charge.

   In addition, each Participant will automatically receive:

        A summary of any material changes made to the Savings Plan, within 210 days after the end of the Savings Plan year in which the changes are made.

        A completely updated summary description of the Savings Plan every five years, if changes in the Savings Plan are made after the date of this Prospectus.

        A complete summary description of the Savings Plan every ten years, even if no changes are made.

   In addition to creating rights for Savings Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of employee benefit plans. The people who operate the Savings Plan, called "fiduciaries" of the Savings Plan, have a duty to do so prudently and in the interest of you and the other Savings Plan Participants and your spouse or other beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a vested Savings Plan benefit or exercising your rights under ERISA. If your written claim for a Savings Plan benefit is denied in whole or in part, you must receive a written explanation of the reasons for the denial. You have the right to have the Plan Administrator review and reconsider your written claim.

   Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request in writing materials from the Plan Administrator and do not receive them within thirty (30) days after the Plan Administrator received your written request, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to one hundred dollars ($100) a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a written claim for Savings Plan benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Savings Plan fiduciaries misuse the Savings Plan's money or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful in your lawsuit, the court may order the person you have sued to pay these costs and fees. If you lose the lawsuit, the court may, under certain circumstances, order you to pay these costs and fees (for example, if it finds your claim is frivolous or without merit).

   If you have any questions about your Savings Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the U.S. Labor-Management Services
   Administration, Department of Labor.

    Name of Plan:                      Arvin Savings Plan:

    Name and addresses of employers    Arvin Industries, Inc.
    whose employees are covered by     One Noblitt Plaza
    the plan:                          Box Number 3000
                                       Columbus, Indiana 47202-3000


                                       A list of participating
                                       subsidiaries, including addresses
                                       and employer identification
                                       numbers, may be obtained from the
                                       Plan Administrator.
    Employer identification number of  35-0550190
    Arvin Industries, Inc.:

    Plan number:                       003

    Type of plan:                      Defined Contribution Savings Plan

    Fiscal year of the plan (the plan  January 1 through December 31 year):
    Plan Administrator:                Administrative Committee
                                       Arvin Retirement Service Center
                                       400 Perimeter Center Terrace N.E.
                                       Suite 850
                                       Atlanta, Georgia 30346-1243
                                       (800) 305-7526

    Plan Trustee:                      Northern Trust Company
                                       50 South LaSalle Street
                                       Ninth Floor
                                       Chicago, Illinois 60675

    Agent for legal services:          Service of legal process may be
                                       made upon the plan administrator
                                       or the plan trustee.

                           LIMITATION OF LIABILITY

   Neither the Company, Arvin, Meritor, nor any of their agents (including Arvin or Meritor if it is acting as such) in administering the Plan shall be liable for any act done in good faith or for the good faith omission to act in connection with the Plan. However, nothing contained herein shall affect a Participant's right to bring a cause of action based on alleged violations of federal securities laws.

                               USE OF PROCEEDS

   The Company does not anticipate that it will realize any net proceeds from the issuance of its common stock under the Plan.

                            PLAN OF DISTRIBUTION

   The common stock being offered hereby is offered pursuant to the Plan, the terms of which provide for the issuance of common stock in connection with investment of participant and employer contributions to the Plan.

                         DESCRIPTION OF COMMON STOCK

   The Company's certificate of incorporation authorizes the issuance of 500,000,000 shares of Common Stock. The description of the Common Stock is incorporated by reference into this Prospectus. See "Where You Can Find More Information" for information on how to obtain a copy of this description.

                                   EXPERTS

   The consolidated financial statements of Arvin Industries, Inc. as of January 2, 2000 and January 3, 1999 and for each of the three years in the period ended January 2, 2000 set forth in the Company's Current Report on Form 8-K dated July 10, 2000 have been incorporated by reference in this document in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm, as experts in auditing and accounting. The consolidated financial statements of Meritor as of September 30, 1999 and 1998 and for each of the three years in the period ended September 30, 1999 and the related financial statement schedule incorporated by reference in this registration statement from Meritor's Annual Report on Form 10-K for the fiscal year ended September 30, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                LEGAL MATTERS

   Certain legal matters in connection with the Company's common stock offered hereby have been passed upon for the Company by Schiff Hardin & Waite, Chicago, Illinois.

                                   PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

   ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The estimated expenses in connection with the offering are as follows:

        Registration fee under the Securities Act  . . . . . . .  $ 1,569
        Legal fees and expenses  . . . . . . . . . . . . . . . .  $15,000
        Accounting fees and expenses . . . . . . . . . . . . . .  $ 5,000
        Miscellaneous  . . . . . . . . . . . . . . . . . . .  .   $15,000
                                                                  -------

                       Total . . . . . . . . . . . . . . . . . .  $36,569

   ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Indiana Business Corporation Law permits indemnification of officers, directors, employees and agents against liabilities and expenses incurred in proceedings if the person acted in good faith and reasonably believed that (1) in the case of conduct in the person's official capacity with the corporation, that the person's conduct was in the corporation's best interests, and (2) in all other cases, that the person's conduct was at least not opposed to the corporation's best interests. In criminal proceedings, the person must either have reasonable cause to believe the conduct was lawful or must have had no reasonable cause to believe the conduct was unlawful. Unless the articles of incorporation provide otherwise, indemnification is mandatory in two instances: (1) a director successfully defends himself in a proceeding to which the director was a party because the director is or was a director of the corporation, or (2) it is court ordered.

        Section 8.06 of the Company's Restated Articles of Incorporation contain provisions authorizing, to the extent permitted under the Indiana Business Corporation Law and the Company's By-Laws, indemnification of directors and officers, including payment in advance of expenses in defending an action and maintaining liability insurance on such directors and officers. Specifically, the Company's By-Laws will provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil or criminal, administrative or investigative, formal or informal (an "Action"), by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, agent, partner, trustee or member or in another authorized capacity of or for another corporation, unincorporated association, business trust, estate, partnership, trust, joint venture, individual or other legal entity, whether or not organized or formed for profit, against expenses (including attorneys' fees) and judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Action. The Company also shall pay, in advance of the final disposition of an Action, the expenses reasonably incurred in defending such action by a person who may be entitled to indemnification. Article 8 of the Company's By-Laws and the appendix thereto entitled "Procedures for Submission and Determination of Claims for Indemnification Pursuant to Article 8 of the By-Laws" set forth particular procedures for submission and determination of claims for indemnification.

        The Company's directors and officers are insured against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act.

   ITEM 16.  EXHIBITS.

        The Exhibits filed herewith are set forth on the Exhibit Index filed as part of this Registration Statement.

   ITEM 17.  UNDERTAKINGS.

        The Company hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

   PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Troy, State of Indiana, on July 10, 2000.

                                      ARVINMERITOR, INC.
                                      (Registrant)


                                 By:  /s/ Vernon G. Baker, II
                                      ----------------------------------
                                      Vernon G. Baker, II
                                      Senior Vice President, General
                                      Counsel and Secretary

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

              Signature                                 Title                                      Date
              ---------                                 -----                                      ----

     /s/  Larry D. Yost*                        Chairman of the Board and                          July 10, 2000
     ----------------------------------         Chief Executive Officer (principal
     Larry D. Yost                              executive officer)


     /s/  V. William Hunt*                      Vice Chairman and President                        July 10, 2000
     ----------------------------------         and Director
     V. William Hunt


     /s/  Thomas A. Madden*                     Senior Vice President and                          July 10, 2000
     -----------------------------------        Chief Financial Officer (principal
     Thomas A. Madden                           financial officer)


     /s/  William M. Lowe*                      Vice President and Controller                      July 10, 2000
     -----------------------------------        (principal accounting officer)
     William M. Lowe


                                                Director
     -----------------------------------
     Joseph B. Anderson, Jr.



                                     44







              Signature                                 Title                                      Date
              ---------                                 -----                                      ----

                                                Director
     -----------------------------------
     /s/  Donald R. Beall*


     /s/  Steven C. Beering*                    Director                                           July 10, 2000
     -----------------------------------
     Steven C. Beering


     /s/  Rhonda L. Brooks*                     Director                                           July 10, 2000
     -----------------------------------
     Rhonda L. Brooks


     /s/  John J. Creedon*                      Director                                           July 10, 2000
     -----------------------------------
     John J. Creedon


     /s/  Joseph P. Flannery*                   Director                                           July 10, 2000
     -----------------------------------
     Joseph P. Flannery


     /s/  Robert E. Fowler, Jr.*                Director                                           July 10, 2000
     -----------------------------------
     Robert E. Fowler, Jr.


     /s/  William D. George, Jr.*               Director                                           July 10, 2000
     -----------------------------------
     William D. George, Jr.


                                                Director
     -----------------------------------
     Ivan W. Gorr


     /s/  Richard W. Hanselman*                 Director                                           July 10, 2000
     -----------------------------------
     Richard W. Hanselman


     /s/  Charles H. Harff*                     Director                                           July 10, 2000
     -----------------------------------
     Charles H. Harff


                                     45








     /s/  Don J. Kacek*                         Director                                           July 10, 2000
     -----------------------------------
     Don J. Kacek


     /s/  Victoria B. Jackson*                  Director                                           July 10, 2000
     -----------------------------------
     Victoria B. Jackson


     /s/  James E. Marley*                      Director                                           July 10, 2000
     -----------------------------------
     James E. Marley


     /s/  James E. Perella*                     Director                                           July 10, 2000
     -----------------------------------
     James E. Perella


     /s/  Harold A. Poling*                     Director                                           July 10, 2000
     -----------------------------------
     Harold A. Poling


     /s/  Martin D. Walker*                     Director                                           July 10, 2000
     -----------------------------------
     Martin D. Walker


     *By /s/Vernon G. Baker, II
         -------------------------------
              Vernon G. Baker, II
              Attorney-in-Fact

















                                     46







                              INDEX TO EXHIBITS

   Exhibit Number                Description
   --------------                -----------

   2* Agreement and Plan of Reorganization dated as of April 6, 2000, By and Among Meritor Automotive, Inc., Mu Sub, Inc. and Arvin Industries, Inc. (incorporated by reference to Appendix A of the Joint Proxy Statement-Prospectus contained in the Company's Registration Statement on Form S-4/A (File No. 333-365448), filed with the Commission on June 2, 2000).

   4.1 Form of ArvinMeritor, Inc. Savings Plan (as Successor to the Arvin Industries, Inc. Savings Plan).

   4.2* Rights Agreement, dated as of July 3, 2000, between ArvinMeritor and EquiServe Trust Company, N.A.
                  (incorporated by reference to Exhibit 1 of ArvinMeritor's Registration Statement on Form 8-A12B (Reg. No. 001-15983), filed with the Commission on July 10, 2000).

   5              Opinion of Schiff Hardin & Waite.

   23.1           Consent of PricewaterhouseCoopers LLP.

   23.2           Consent of Deloitte & Touche LLP.

   23.3 Consent of Schiff Hardin & Waite (included in its opinion filed as Exhibit 5).

   24             Power of Attorney.



   __________
   * Incorporated by reference.













                                     47